      Exhibit A
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NEES GLOBAL, INC.
Consolidated Balance Sheet
March 31, 1999
(Unaudited, Subject to Adjustment)
(thousands of dollars)
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
ASSETS
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Current assets:
Cash      $   451
     Accounts receivable, less reserves of $200,000     903
     Accounts receivable from affiliates      456
     Other current assets     580
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               Total current assets     2,390
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Fixed assets:
     Property and equipment     20,971
     Accumulated depreciation     (4,635)
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               Total fixed assets     16,336
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Investments at cost:
     Separation Technologies, Inc.     1,000
     Nexus, Inc.     2,150
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               Total investments     3,150
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Total assets     $21,876
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LIABILITIES AND PARENT COMPANY'S INVESTMENT
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Current liabilities:
     Accounts payable     $   257
     Accounts payable to affiliates     178
     Accrued taxes     585
     Miscellaneous accrued liabilities     83
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               Total current liabilities     1,103
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Accumulated deferred income taxes     836
Deferred credits and other liabilities     170
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               Total other liabilities      1,006

Parent company's investment:
     Subordinated notes payable to parent     25,676
     Common stock, par value $1 per share     1
     Other paid-in capital     4,353
     Accumulated deficit     (10,263)
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               Total parent company's investment     19,767
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Total liabilities and parent company's
 investment     $21,876
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